Exhibit 99.1

The Necessity Retail REIT, Inc. (NASDAQ:RTL) Q1 2022 Earnings Conference Call

Executives

Michael Weil - President & CEO

Jason Doyle - CFO

Louisa Quarto - Executive Vice President

Operator

Good morning and welcome to the Necessity Retail REIT, Inc. First Quarter 2022 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of RTL's website at www.necessityretailreit.com. Joining me today on the call to discuss the results are Michael Weil, Chief Executive Officer and Jason Doyle, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences or otherwise impact our business.

Any forward-looking statements provided during this conference call are only made as of the date of the call. As stated in our SEC filings, RTL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.necessityretailreit.com. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I'll now turn the call over to Mike Weil. Mike?

Mike Weil

Thanks, Louisa. Good morning and thank you all for joining us today.

The first quarter illustrated the effectiveness of our growth strategy as we closed on over $800 million of open-air anchored, grocery-anchored and power centers and completed the sale of an office property leased to Sanofi in New Jersey. Both transactions were part of the series of transformational transactions we announced in December. Including closings subsequent to the end of the quarter, we've now acquired all but two of the shopping centers and expect to close these this month.

Our first quarter transactions were immediately accretive to AFFO per share, as we anticipated. AFFO per share grew over 9% to $0.24 per share compared to the fourth quarter of 2021. These acquisitions only partially benefited our first quarter results, as closings occurred at different dates throughout the quarter. We have created a pure-play retail REIT, reducing exposure to office assets to less than 1% of our portfolio. We added diversification by reducing the concentration of straight-line rent derived from top 10 tenants from 38.6% in the fourth quarter of 2021 to 29% this quarter. Finally, we've grown the percentage of our straight line rent from Sunbelt states by almost 18% to 57.1% from less than 40%.

In addition to AFFO per share, our first quarter results reflect not only the impact of our first quarter acquisitions, but also the leasing and acquisition activity we completed last year as well as the careful management of our balance sheet. Jason will provide additional detail, but I want to mention a few highlights. First quarter revenue increased by nearly 20% year over year, to $94.9 million and Cash NOI grew by over 16% to $73.6 million. Importantly, our first quarter results only partially include the benefit of the acquisitions completed last quarter, which represents about 60% of the total $1.3 billion portfolio of acquisitions as measured by purchase price. As previously noted, the multi-tenant acquisitions completed in the first quarter closed at different dates, notably in February and March for the CIM assets, and therefore only proportionally contributed to our results. The multi-tenant acquisitions completed in the first quarter contributed $8.3 million of actual NOI. Upon closing the last of the 81-property portfolio acquisition we anticipate that the CIM portfolio will add over $113 million of annualized straight-line rent. Finally, the disposition of the Sanofi buildings occurred at the very beginning of the quarter and thus didn’t meaningfully contribute to first quarter NOI.

At quarter end, our $4.7 billion portfolio was comprised of 1,029 properties, with portfolio occupancy of 91.4%, and a weighted-average remaining lease term of 7.4 years. Annualized straight line rent increased 21% year-over-year to $346 million and our portfolio grew 33% to 26.2 million square feet. Our single-tenant assets are 53.9% investment-grade rated, and 38.1% of anchor tenants in our multi-tenant portfolio are investment-grade or implied investment-grade rated. Based on straight-line rent, 64.4% of leases across the portfolio include contractual rent increases which translates to an annual portfolio-wide rent increase that averages 1.0% per year and also includes leases that have increases based on the Consumer Price Index. We own properties in 47 states and the District of Columbia and our tenants operate across 40 different industries, with no single state or single industry representing more than 10% of our portfolio based on straight-line rent.

As of April 15th, and including the open-air shopping centers that we closed at the end of April for $277.8 million, our forward acquisitions pipeline totaled $532.4 million based on contractual purchase price at an 8.6% weighted-average cap rate and with 5.9 years of average lease term remaining. In addition to the remaining open-air shopping centers, the pipeline includes an additional nine primarily service-retail properties that are under contract for a total of almost $18 million.

Our robust acquisitions are supplemented by significant leasing activity. For the first quarter our total leasing activity exceeded 325,000 square feet including new leases, renewals, executed leases and pipeline. In the first quarter we signed leases for over 12,000 square feet of space and annualized straight-line rent of $158,000 in our multi-tenant portfolio. In the first quarter we also completed 18 lease renewals in the multi-tenant segment of our portfolio, including six with anchor tenants that totaled 150,000 square feet and $2.0 million of annual base rent. Executed occupancy, which includes leases that have been signed but where the tenant has not yet taken possession of the space, is comprised of seven new leases that total 78,000 square feet and $1.2 million of annualized straight-line rent over a weighted-average lease term of nine years. Our leasing pipeline includes 16 new leases that total 86,000 square feet and $1.6 million of annualized straight-line rent over a weighted-average lease term of ten years.

Before turning to our balance sheet, I wanted to revisit the debt transactions we completed last year in light of the current interest rate environment. In part through the issuance of unsecured notes while rates were favorable, 84.2% of our debt was fixed-rate as of the end of the quarter. We also extended the our weighted-average debt maturity to 5.3 years from 4.5 years at the end of the first quarter of 2021. With US interest rates on the rise, locking in favorable rates for such a substantial portion of our debt and for a longer period was a prudent strategic decision.

At quarter end, our net debt to gross asset value was 46.0%. As we discussed previously, our balance sheet has been temporarily utilized to accommodate the acquisition of the open-air portfolio which we firmly believe is a critical growth opportunity for the Company. With the portfolio acquisition substantially complete, we intend to resume our deleveraging initiative through the sale of $250 million of assets that we have identified to hold for sale, potentially providing proceeds to begin to reduce leverage back to previous pre-close levels. In addition, we have identified 13 assets that have strong leasing potential, for which we began to develop a leasing pipeline immediately upon closing. We have demonstrated an ability to successfully de-lever in the past and expect that we'll be able to do the same in the future. We also issued approximately $78.3 million of common stock through a combination of $24.9 million issued through our ATM program at an average price of $9.02 per share, and $53.4 million in issuances to affiliates of the CIM Group in connection with the CIM portfolio acquisitions completed during the quarter.

We remain confident in the long-term prospects for necessity-based retail real estate, especially in the single-tenant and open-air shopping center space. The shopping centers we have acquired recently are intentionally located in suburban markets with strong demographics and traffic counts. With necessity-retail tenants like grocery stores and quick service restaurants, these centers are conveniently located between home and work and are where America shops every day.

Well-located and well-positioned retailers, as a whole, have experienced a renaissance over the last two years as in-store shopping is approaching pre-pandemic levels. You need to look no further than major US retailers' own earnings calls for evidence of the importance of physical stores to these brand's long-term strategies. From Walmart, where orders coming into stores have increased eight-fold in two years, to Target, where growth in digital sales has been matched by growth in physical stores, the message is that continued growth will come through omnichannel operations and that store counts will continue to increase to meet demand from consumers. Net absorption continues to improve; a recent CBRE Research report highlighted that retailers leased almost 100 million square feet more space in 2021 than they vacated and TJ Maxx and Burlington Stores have disclosed plans to open over 100 new stores each this year and to grow their total store counts by between 30% and 50% over time.

The significant momentum we carried into this year has continued to grow in the first quarter. With the addition of the remaining accretive multi-tenant shopping centers, the power of our platform and our relationships with national retailers can be fully harnessed to create opportunities for portfolio growth. We are well positioned to be one of the premier acquirers of high-quality service retail properties. We've already experienced significant year-over-year growth thus far in 2022 and we look forward to the remainder of the year.

I'll turn it over to Jason Doyle to take us through the numbers in greater detail. Jason?

Jason Doyle

Thanks Mike. First quarter 2022 revenue was $94.9 million up 19.9% from $79.2 million in the first quarter of 2021 and up 15% from $82.5 million in the fourth quarter of 2021. The company's first quarter GAAP net income was $39.9 million compared to losses of $40.2 million in the fourth quarter of 2021 and $9.4 million in the first quarter of 2021. NOI was $75.8 million, an $8.6 million increase from the $67.2 million we recorded for the fourth quarter of 2021 and a 15.3% increase over the $65.7 million of NOI we reported in the first quarter of 2021. For the first quarter of 2022, our FFO attributable to common stockholders was $30.0 million, or $0.23 per share, that's compared to $0.21 per share for the same period in 2021. First quarter AFFO increased 24.3% to $31.8 million or $0.24 per share, unchanged compared to the first quarter of 2021 and a 9.1% increase over the $0.22 in the fourth quarter of 2021. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-Q.

We ended the first quarter with net debt of $2.3 billion at a weighted-average interest rate of 3.7% and net debt to gross asset value of 46.0%. At March 31st, the components of our net debt included $378.0 million drawn on our credit facility, $1.5 billion of outstanding secured debt, $500 million of senior unsecured notes and cash and cash equivalents of $82.1 million. The amount drawn under our credit facility represents the entirety of our floating rate debt. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $254.9 million, that’s based on our March 31st cash balance and borrowing availability. We drew approximately $100 million on the credit facility to fund the acquisitions from CIM in April.

The Company distributed $26.7 million in common dividends to shareholders in the quarter, or $0.21 per share.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Jason.

We are well on our way to making 2022 a transformational year for RTL. The accretive open-air anchored, grocery-anchored and power center acquisitions we completed this quarter helped to grow our AFFO per share over last quarter to $0.24 despite only owning the assets for a partial quarter. Weighted-average debt maturity increased to 5.3 years from 4.5 years and fixed rate debt increased to 84.2%, locking in interest rates at favorable rates. We are focused on being a pure-play retail REIT and "Where America Shops" through our successful acquisition and leasing activity, and have minimized our exposure to office assets. We have already seen the positive impact of the transactions we completed in the first quarter and eagerly look forward to the lasting impact the remaining acquisitions will have throughout the rest of the year. Thank you for joining us this morning, and operator, please open the line for questions.

Question-and-Answer Session

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